For period ending  March 31, 2013  Exhibit 77O
File number 811-02319  Exhibit 77Q1

FORM 10f-3
Registered Domestic Securities and Government Securities

FUND: Fort Dearborn Income Securities, Inc.
Name of Adviser or Sub-Adviser:  UBS Global Asset Management (Americas) Inc.
1.  Issuer: The Western Union Company 2.375% due 12/10/2015
2.  Date of Purchase:  December 5, 2012  3. Date Offering Commenced: December 5, 2012
4.  Underwriter(s) from whom purchased: JP Morgan Securities Inc.
5.  “Affiliated Underwriter” managing or participating in syndicate: UBS Investment Bank
6.  Aggregate principal amount or number of shares purchased:  $1,996,320 firmwide
7.  Aggregate principal amount or total number of shares of offering:  $249,540,000
8.  Purchase price per unit of share (net of fees and expenses): $99.816
9.  Initial public offering price per unit or share: $99.816
10.  Commission, spread or profit:  0.45%
11. Have the following conditions been satisfied? YES NO

 a. The securities are part of an issue registered under the Securities Act of 1933 that is being offered to the public, or is part of an issue of government securities (as defined in section 2(a)(16) of the 1940 Act).
X

 b. The securities were purchased prior to the end of the first day on which any sales are made (or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the offering terminated).
X

 c. The securities purchased at a price not more than the price paid by each other purchaser in the offering. X

 d. The underwriting was a firm commitment underwriting. X

 e. The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.
X

 f. The issuer of the securities and any predecessor has been in continuous operation for not less than three years. X

 g.  The amount of such securities purchased the Fund and all other accounts over which the Adviser (or Sub-Adviser, if applicable) exercises investment discretion did not exceed 25% of the principal amount of the offering.
X

 h. No Affiliated Underwriter benefited directly or indirectly from the purchase. X

Note: Refer to Rule 10f-3 Procedures for the definitions of the capitalized terms above.  In particular, “Affiliated Underwriter” is defined as affiliates of the Adviser or Sub-Adviser participating in a selling syndicate, as applicable.

Approved: /s/Branimir Petranovic  Date: December 6, 2012
Print Name: Branimir Petranovic